Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact: Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FIRST QUARTER FISCAL 2009 RESULTS

TRINITY, North Carolina (March 31, 2009) — Sealy Corporation (NYSE: ZZ), the largest bedding manufacturer in the world, today announced results for its first quarter of fiscal 2009.

Net sales for the fiscal quarter ended March 1, 2009 decreased $82.0 million to $310.0 million compared to the same period in the prior year.  Net income for the first quarter was $4.7 million or $0.05 per diluted share versus net income of $16.2 million or $0.17 per diluted share for the comparable period last year. The results for the quarter ended March 1, 2009 include a gain of $1.3 million related to the sale of equity in the Company’s Korean subsidiary, which benefited net income per diluted share by approximately $0.01.

Larry Rogers, Sealy’s President and Chief Executive Officer, stated, “During the first quarter, we were able to substantially improve our operating performance compared to the fourth quarter of fiscal 2008 despite a retail environment that remained difficult both domestically and internationally.  We maintained a tight focus on positively affecting the areas of our business that we can control, including further reducing expenses, providing customers with value-oriented Sealy products to address their current needs and unveiling our new Stearns & Foster line. Our gross margins improved sequentially due to the easing of material cost inflation and the results of improved efficiencies. In addition, we generated significant cash flow over the past 12 months and reduced our net debt by $64 million.”

“While we expect market conditions to remain difficult, we intend to continue to capitalize on our industry-leading position. We are taking further measures to improve our profitability through gaining market share, improving gross margins, reducing expenses, and maximizing financial flexibility. We are confident that we are well positioned with the most diversified range of product technologies and price points in the industry. Furthermore, the vertical integration of our latex and innerspring production provides Sealy with an additional advantage during these challenging economic times,” Mr. Rogers continued.

Total domestic net sales for the first quarter of 2009 were $234.8 million compared to $281.3 million in the first quarter of 2008. Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $231.0 million, compared to $276.7 million in the first quarter of 2008. A soft retail environment negatively impacted revenue performance. Average Unit Selling Price (AUSP) decreased 0.1% and unit volume declined 16.5%.  However, the Company experienced solid sales growth in its Sealy-branded value products and its new Posturepedic product line continued to outperform the rest of the U.S. portfolio.

International net sales decreased $35.4 million, or 32.0%, from the first quarter of 2008 to $75.2 million. Excluding the effects of currency fluctuation, net sales declined 19.2% from the first quarter of 2008.  This decline was primarily due to the weak retail environment in Europe and to a lesser extent Canada.

First quarter gross profit was $118.3 million, or 38.1% of net sales, a decrease compared to 39.1% of net sales for the same quarter in fiscal 2008.  This year-over-year decrease in gross margin was primarily due to a decline in international gross margins, which resulted from higher raw material prices and deleveraging of manufacturing expenses on lower volumes. Domestic gross margins increased slightly compared to the prior year period as price increases implemented in July 2008 and continued improvements in manufacturing efficiencies were partially offset by higher raw material costs and deleveraging of overhead expenses on lower volumes.

Compared to the fiscal fourth quarter of 2008, consolidated gross profit margin increased 180 basis points sequentially from 36.3% of net sales due to the recent easing of raw material costs along with the impact of improved operations efficiencies.

Selling, general, and administrative (SG&A) expenses were $96.7 million, an improvement of $19.5 million versus the comparable period a year earlier. The reduction in the amount of SG&A expenses is primarily due to an $11.1 million decline in volume-driven variable expenses. In addition, the Company benefited from the implementation of cost saving initiatives which generated a $7.9 million decline in fixed expenses, including actions to decrease salary and fringe benefit-related costs and reduced spending on discretionary items.

As of March 1, 2009, the Company’s debt net of cash was $731.7 million, a reduction of $63.5 million compared to $795.2 million as of the period ended March 2, 2008.

EBITDA and Adjusted EBITDA

Within the attached schedules, Sealy provides information regarding EBITDA and Adjusted EBITDA which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, they are not intended to be measures of available cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA and Adjusted EBITDA to the Company’s cash flow from operations is provided in the attached schedule.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 475-6878, or for international callers, (913) 312-1469. Participants should register at least 15 minutes prior to the commencement of the call.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 8650204.  The replay will be available until April 7, 2009.

Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. The on-line replay will be available for a limited time beginning immediately following the call.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	March 1,	November 30,	March 2,
	2009	2008	2008

ASSETS

Current assets:
Cash and cash equivalents	$15,074	$26,596	$21,303
Accounts receivable, net of allowances for bad debts, cash discounts and returns	161,719	156,583	216,093
Inventories	57,068	64,634	71,412
Prepaid expenses and other current assets	18,037	30,969	22,623
Deferred income taxes	19,249	16,775	19,043
	271,147	295,557	350,474
Property, plant and equipment - at cost	445,441	449,308	457,757
Less accumulated depreciation	(223,723)	(218,560)	(207,013)
	221,718	230,748	250,744
Other assets:
Goodwill	356,246	357,149	397,457
Other intangibles, net of accumulated amortization	4,178	4,945	8,232
Deferred income taxes	6,886	3,392	6,934
Debt issuance costs, net, and other assets	29,039	29,083	35,117
	396,349	394,569	447,740
	$889,214	$920,874	$1,048,958
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$19,754	$21,243	$35,926
Accounts payable	109,841	97,084	140,563
Accrued incentives and advertising	21,606	34,542	30,293
Accrued compensation	24,501	24,797	31,822
Accrued interest	12,090	16,432	11,341
Other accrued expenses	49,503	44,363	52,833
	237,295	238,461	302,778
Long-term obligations, net of current portion	726,976	762,162	780,587
Other noncurrent liabilities	72,858	71,257	74,101
Deferred income taxes	5,889	4,962	6,261

Common stock and options subject to redemption	8,638	8,856	15,242

Stockholders’ deficit:
Common stock	917	917	906
Additional paid-in capital	669,765	668,547	655,876
Accumulated deficit	(809,552)	(814,298)	(795,217)
Accumulated other comprehensive income	(23,572)	(19,990)	8,424
	(162,442)	(164,824)	(130,011)
	$889,214	$920,874	$1,048,958

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	March 1,	March 2,
	2009	2008

Net sales	$309,976	$391,929
Cost of goods sold	191,726	238,734

Gross profit	118,250	153,195

Selling, general and administrative expenses	96,696	116,203
Amortization of intangibles	815	915
Restructuring expenses	113	541
Royalty income, net of royalty expense	(3,370)	(4,860)

Income from operations	23,996	40,396

Interest expense	17,548	15,376
Gain on sale of subsidiary stock	(1,292)	—
Other income, net	(33)	(99)

Income before income tax expense	7,773	25,119
Income tax expense	3,027	8,905
Net income (loss)	$4,746	$16,214

Earnings (losses) per common share—Basic	$0.05	$0.18

Earnings (losses) per common share—Diluted	$0.05	$0.17
Weighted average number of common shares outstanding:
Basic	91,807	90,865
Diluted	93,555	95,167

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Three Months Ended
	March 1,	March 2,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$4,746	$16,214
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,619	8,377
Deferred income taxes	(3,363)	(361)
Amortization of deferred gain on sale-leaseback	(162)	—
Amortization of debt issuance costs and other	583	905
Share-based compensation	1,016	623
Excess tax benefits from share-based payment arrangements	—	(776)
Loss on sale of assets	395	5
Gain on sale of subsidiary stock	(1,292)	—
Other, net	(172)	290
Changes in operating assets and liabilities:
Accounts receivable	(8,369)	(4,420)
Inventories	6,947	3,024
Prepaid expenses and other current assets	10,723	4,518
Accounts payable	14,056	2,238
Accrued expenses	(12,619)	(28,980)
Other liabilities	(186)	861
Net cash provided by operating activities	19,922	2,518
Cash flows from investing activities:
Purchase of property, plant and equipment	(2,346)	(9,062)
Proceeds from sale of property, plant and equipment	8,449	1
Net proceeds from sale of subsidiary	1,237	—
Investments in and loans to unconsolidated affiliate	(2,322)	—
Net cash provided by (used in) investing activities	5,018	(9,061)
Cash flows from financing activities:
Cash dividends	—	(6,811)
Proceeds from issuance of debt obligations	1,990	—
Repayments of debt obligations	(4,043)	(3,712)
Borrowings under revolving credit facilities	59,565	143,877
Repayments under revolving credit facilities	(93,965)	(118,077)
Exercise of employee stock options, including related excess tax benefits	3	785
Debt issuance costs	(8)	—
Other	—	(1,984)
Net cash (used in) provided by financing activities	(36,458)	14,078
Effect of exchange rate changes on cash	(4)	(839)
Change in cash and cash equivalents	(11,522)	6,696
Cash and cash equivalents:
Beginning of period	26,596	14,607
End of period	$15,074	$21,303

RECONCILIATION OF EBITDA TO NET INCOME AND CASH FLOW FROM OPERATIONS

NON GAAP MEASURES

	Three Months Ended
	March 1, 2009	March 2, 2008
	(in thousands)	(in thousands)

Net income (loss)	$4,746	$16,214
Interest expense	17,548	15,376
Income taxes	3,027	8,905
Depreciation and amortization	7,619	8,377

EBITDA	32,940	48,872
Adjustments per credit agreement:
Executive severance	1,278	—
Non-cash compensation	1,011	—
KKR consulting fees	720	—
Gain on sale of subsidiary	(1,292)	—
Reorganization charges	—	1,056
Other (various) (a)	844	1,978

Adjusted EBITDA	$35,501	$51,906

(a)  Consists of various immaterial adjustments

	Three Months Ended
	March 1, 2009	March 2, 2008
	(in thousands)	(in thousands)
EBITDA	$32,940	$48,872
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(17,548)	(15,376)
Income taxes	(3,027)	(8,905)
Non-cash charges against (credits to) net income	(2,995)	686
Changes in operating assets & liabilities	10,552	(22,759)

Cash flow from operations	$19,922	$2,518